Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form F-1 (File Number 333-267026) of RELIEF THERAPEUTICS Holding SA of our report dated March 30, 2022, on the consolidated financial statements of RELIEF THERAPEUTICS Holding SA as of December 31, 2021 and 2020 and for the years then ended.

/s/ Mazars SA

Franck Paucod	Yoann Bois
Licensed Audit Expert	Licensed Audit Expert

Geneva

December 21, 2022